Exhibit 99

UTC REPORTS FIRST QUARTER EPS INCREASES 19 PERCENT TO $0.93;

INCREASES LOWER END OF EXPECTED 2010 EPS RANGE

HARTFORD, Conn., April 21, 2010 – United Technologies Corp. (NYSE:UTX) today reported first quarter 2010 earnings per share of $0.93, up $0.15 or 19 percent over the year ago first quarter. Results for the current quarter include $0.05 per share in restructuring costs. Earnings per share in the year ago quarter included $0.09 in restructuring costs net of a one time gain. Before these items, earnings per share increased 13 percent year over year. Foreign currency translation and currency hedges at Pratt & Whitney Canada accounted for $0.06 of the earnings per share increase.

Revenues of $12.1 billion for the quarter were 1 percent below prior year reflecting organic decline (4 points), mostly offset by favorable foreign currency translation (3 points). Segment operating margin at 13.6 percent was 250 basis points higher than prior year. Adjusted for restructuring costs, segment operating margin was 180 basis points higher than prior year. Net income attributable to common shareowners for the quarter increased 20 percent to $866 million. Cash flow from operations was $1.15 billion and, after capital expenditures of $147 million, exceeded net income attributable to common shareowners.

“Continued focus on cost reduction and productivity, as well as savings from restructuring actions, led to margin expansion across each of our businesses,” said Louis Chênevert, UTC Chairman & Chief Executive Officer. “Early and aggressive actions taken by the business units over the past 18 months have made UTC stronger, leaner, and well positioned to outperform as the global economy continues to recover.”

New equipment orders at Otis were up 9 percent over the year ago first quarter, including 6 points from the weaker dollar. Carrier’s Transicold orders were up 37 percent (excluding favorable foreign exchange 4 points) while Commercial HVAC new equipment orders were down 4 percent (excluding favorable foreign exchange 6 points). Commercial spares book to bill at both Pratt & Whitney’s large engine business and Hamilton Sundstrand was above 1.0.

“In addition to strong cost traction, we are seeing broader improvement in order trends, especially in the emerging markets. These order trends give us confidence organic growth will resume in the second half of this year. Accordingly, we are raising the lower end of the earnings per share guidance to $4.50 from $4.40. We now expect 2010 EPS in the range of $4.50 to $4.65, up 9 to 13 percent on revenues of $54 billion to $55 billion,” Chênevert added. This range continues to include $350 million of expected restructuring charges and one time gains of $100 million.

“Cash generation remains strong, driven by continued focus on working capital and control over capital expenditures. We expect UTC’s cash flow from operations less capital expenditures to meet or exceed net income attributable to common shareowners for the year,” Chênevert continued.

Share repurchase in the quarter was $500 million and acquisition spending was $2.1 billion, including GE Security and Clipper Windpower. Full year guidance remains unchanged for both share repurchase and acquisitions at $1.5 billion and $3 billion, respectively.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

This release includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring; anticipated benefits of UTC’s diversification, cost reduction efforts and business model; and other matters that are subject to risks and uncertainties. These statements often contain words such as “expect”, “anticipate”, “plan”, “estimate”, “believe”, “will”, “should”, “see”, “guidance” and similar terms. Important uncertainties that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the severity and duration of global recessionary conditions, including extended contraction in credit conditions; the impact of volatility and deterioration in financial markets on overall levels of economic activity; declines in end market demand in construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the impact of further deterioration and extended weakness in global economic conditions on demand for our products and services, the financial strength of customers and suppliers and on levels of air travel; financial difficulties, including bankruptcy, of commercial airlines; the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended March 31, (Unaudited)
(Millions, except per share amounts)	2010	2009

Revenues	$12,091	$12,249

Costs and Expenses
Cost of goods and services sold	8,732	9,107
Research and development	397	409
Selling, general and administrative	1,424	1,483

Operating Profit	1,538	1,250
Interest expense	186	175

Income before income taxes	1,352	1,075
Income tax expense	405	276

Net income	947	799
Less: Noncontrolling interest in subsidiaries’ earnings	81	77

Net income attributable to common shareowners	$866	$722

Net Earnings Per Share of Common Stock
Basic	$.95	$.79
Diluted	$.93	$.78

Average Shares
Basic	914	918
Diluted	929	926

As described on the following pages, consolidated results for the quarters ended March 31, 2010 and 2009 include non-recurring items, restructuring and other charges.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended March 31,
	(Unaudited)
(Millions)	2010	2009

Revenues
Otis	$2,732	$2,665
Carrier	2,440	2,487
UTC Fire & Security	1,419	1,286
Pratt & Whitney	2,892	3,180
Hamilton Sundstrand	1,341	1,381
Sikorsky	1,366	1,334

Segment Revenues	12,190	12,333
Eliminations and other	(99)	(84)

Consolidated Revenues	$12,091	$12,249

Operating Profit
Otis	$596	$506
Carrier	139	22
UTC Fire & Security	123	93
Pratt & Whitney	436	436
Hamilton Sundstrand	221	192
Sikorsky	145	116

Segment Operating Profit	1,660	1,365
Eliminations and other	(45)	(37)
General corporate expenses	(77)	(78)

Consolidated Operating Profit	$1,538	$1,250

Segment Operating Profit Margin
Otis	21.8%	19.0%
Carrier	5.7%	0.9%
UTC Fire & Security	8.7%	7.2%
Pratt & Whitney	15.1%	13.7%
Hamilton Sundstrand	16.5%	13.9%
Sikorsky	10.6%	8.7%

Segment Operating Profit Margin	13.6%	11.1%

As described on the following pages, consolidated results for the quarters ended March 31, 2010 and 2009 include non-recurring items, restructuring and other charges.

United Technologies Corporation

Restructuring and Non-Recurring Items

Consolidated operating profit for the quarters ended March 31, 2010 and 2009 includes restructuring and other charges as follows:

	Quarter Ended March 31,
	(Unaudited)
(Millions)	2010	2009
Otis	$11	$22
Carrier*	18	41
UTC Fire & Security	10	14
Pratt & Whitney	26	64
Hamilton Sundstrand	2	19
Eliminations and other	—	2
General corporate expenses	—	1

Total Restructuring and Other Charges*	$67	$163

*	Approximately $1 million of the total amount of restructuring and other charges incurred in the quarter ended March 31, 2010 resides in other income, net which is reflected within revenues.

Consolidated results for the quarter ended March 31, 2009 includes the following non-recurring item:

Q1-2009

Income Tax Expense: Favorable tax impact of approximately $25 million related to the formation of a commercial venture.

The following page provides segment revenues, operating profits and operating profit margins as adjusted for restructuring and other charges. Management believes these adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying businesses. The amount and timing of restructuring and other charges and non-recurring activity can vary substantially from period to period with no assurances of comparable activity or amounts being incurred in future periods. The amount of restructuring and other charges in 2009 was significantly in excess of that incurred in prior years as well as the levels expected to be incurred in 2010 and reflected the severity of the global recession. These amounts have therefore been adjusted out in the following schedule in order to provide a more representative comparison of current year operating performance to prior year performance.

United Technologies Corporation

Segment Revenues and Operating Profit Adjusted for Restructuring and Other Charges (as reflected on the previous page)

	Quarter Ended March 31,
	(Unaudited)
(Millions)	2010	2009

Adjusted Revenues
Otis	$2,732	$2,665
Carrier	2,441	2,487
UTC Fire & Security	1,419	1,286
Pratt & Whitney	2,892	3,180
Hamilton Sundstrand	1,341	1,381
Sikorsky	1,366	1,334

Adjusted Segment Revenues	12,191	12,333
Eliminations and other	(99)	(84)

Adjusted Consolidated Revenues	$12,092	$12,249

Adjusted Operating Profit
Otis	$607	$528
Carrier	157	63
UTC Fire & Security	133	107
Pratt & Whitney	462	500
Hamilton Sundstrand	223	211
Sikorsky	145	116

Adjusted Segment Operating Profit	1,727	1,525
Eliminations and other	(45)	(35)
General corporate expenses	(77)	(77)

Adjusted Consolidated Operating Profit	$1,605	$1,413

Adjusted Segment Operating Profit Margin
Otis	22.2%	19.8%
Carrier	6.4%	2.5%
UTC Fire & Security	9.4%	8.3%
Pratt & Whitney	16.0%	15.7%
Hamilton Sundstrand	16.6%	15.3%
Sikorsky	10.6%	8.7%

Adjusted Segment Operating Profit Margin	14.2%	12.4%

United Technologies Corporation

Condensed Consolidated Balance Sheet

	March 31, 2010	December 31, 2009
(Millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$4,788	$4,449
Accounts receivable, net	8,737	8,469
Inventories and contracts in progress, net	8,172	7,509
Other assets, current	2,624	2,767

Total Current Assets	24,321	23,194

Fixed assets, net	6,335	6,364
Goodwill, net	17,069	16,298
Intangible assets, net	4,047	3,538
Other assets	6,616	6,368

Total Assets	$58,388	$55,762

Liabilities and Equity
Short-term debt	$1,948	$1,487
Accounts payable	4,801	4,634
Accrued liabilities	11,921	11,792

Total Current Liabilities	18,670	17,913

Long-term debt	10,004	8,257
Other liabilities	8,413	8,204

Total Liabilities	37,087	34,374

Redeemable noncontrolling interest	377	389

Shareowners’ Equity:
Common Stock	11,761	11,565
Treasury Stock	(15,905)	(15,408)
Retained earnings	27,854	27,396
Accumulated other comprehensive loss	(3,746)	(3,487)

Total Shareowners’ Equity	19,964	20,066
Noncontrolling interest	960	933

Total Equity	20,924	20,999

Total Liabilities and Equity	$58,388	$55,762

Debt Ratios:
Debt to total capitalization	36%	32%
Net debt to net capitalization	26%	20%

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended March 31,
	(Unaudited)
(Millions)	2010	2009
Operating Activities
Net income attributable to common shareowners	$866	$722
Noncontrolling interest in subsidiaries’ earnings	81	77

Net income	947	799

Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	327	306
Deferred income tax (benefit) provision	(59)	14
Stock compensation cost	45	34
Changes in working capital	(194)	(718)
Global pension contributions	(42)	(23)
Other operating activities, net	130	73

Net Cash Provided by Operating Activities	1,154	485

Investing Activities
Capital expenditures	(147)	(167)
Acquisitions and dispositions of businesses, net	(2,067)	(122)
Other investing activities, net	90	68

Net Cash Used in Investing Activities	(2,124)	(221)

Financing Activities
Increase (decrease) in borrowings, net	2,172	(597)
Dividends paid on Common Stock	(373)	(339)
Repurchase of Common Stock	(500)	(200)
Other financing activities, net	19	(73)

Net Cash Provided by (Used in) Financing Activities	1,318	(1,209)

Effect of foreign exchange rates	(9)	(110)

Net increase (decrease) in cash and cash equivalents	339	(1,055)

Cash and cash equivalents - beginning of period	4,449	4,327

Cash and cash equivalents - end of period	$4,788	$3,272

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended March 31,
	(Unaudited)
(Millions)	2010		2009

Net income attributable to common shareowners	$866		$722
Noncontrolling interest in subsidiaries’ earnings	81		77

Net income	947		799

Depreciation and amortization	327		306
Changes in working capital	(194)		(718)
Other	74		98

Cash flow from operating activities	1,154		485
Cash flow from operating activities as a percentage of net income attributable to common shareowners		133%		67%
Capital expenditures	(147)		(167)

Capital expenditures as a percentage of net income attributable to common shareowners		(17)%		(23)%

Free cash flow	$1,007		$318

Free cash flow as a percentage of net income attributable to common shareowners		116%		44%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Company. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities, prepared in accordance with Generally Accepted Accounting Principles, to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items.